EXHIBIT 99.1

News Release		The York Water Company 130 East Market Street York, PA 17401
Contact:	Jeffrey S. Osman, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTH EARNINGS

York, Pennsylvania, May 5, 2005: The York Water Company's (NASDAQ:YORW) President, Jeffrey S. Osman, announced today the Company's financial results for the first quarter of 2005.

President Osman reported that the operating revenues of $6,234,000 increased 16.2% over the first quarter of 2004 due to an increase in customer base and the rate increase effective November, 2004.

First quarter earnings of $1,230,000 decreased 22.9% compared to first quarter 2004 when the Company had a non-recurring after-tax gain on the sale of land of $441,000. Without the prior year land sale, first quarter 2005 net income increased by 8.3% compared to the first quarter of 2004. The increase in net income is attributed to the increase in revenues.

During the first quarter of 2005, the Company incurred $2.7 million on construction projects, partially for the Susquehanna River Pipeline Project, and additionally to expand its service territory. The Susquehanna River Pipeline Project is essentially complete with a public open house scheduled for May 14, 2005 between the hours of 9:00 am and 2:00 pm.

	Three Months Ended March 31 In 000's (except per share)
	2005	2004
Water Operating Revenues	$6,234	$5,363
Net Income from Water Operations	1,230	1,136
Net Income Including Gain from Land Sale	1,230	1,577
Average Number of Common Shares Outstanding	6,889	6,421
Basic Earnings per Common Share	$ 0.18	$ 0.25
Dividends Paid per Common Share	$0.156	$0.145